Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-12257, No. 333-12255, No. 333-107575, and No. 333-157786), Form S-3MEF (No. 333-49543), and Form S-8 (No. 333-58135, No. 333-43047, No. 333-31569, No. 333-31571, No. 333-103528, No. 333-129615, and No. 333-152884) of our report dated June 8, 2012, relating to the financial statements of Freedom Broadcasting, Inc., as of and for the year ended December 31, 2011, appearing in this Form 8-K/A of Sinclair Broadcast Group, Inc.

/s/ Deloitte & Touche LLP

Costa Mesa, California
June 8, 2012